UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 94-33420647

    777 SPORTS ENTERTAINMENT CORP. formerly known as 1ST GENX, INC. and OASIS
                            INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

      1268-13351 COMMERCE PARKWAY,RICHMOND BC CANADA V6V 2X7 604-258-0008 Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    SHARES OF COMMON STOCK $0.001 PAR VALUE
            (Title of each class of securities covered by this Form)


--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule  12g-4(a)(1)(i)  [ ]          Rule  12h-3(b)(1)(i)  [ ]
            Rule  12g-4(a)(1)(ii) [X]          Rule  12h-3(b)(1)(ii) [ ]
            Rule  12g-4(a)(2)(i)  [ ]          Rule  12h-3(b)(2)(i)  [ ]
            Rule  12g-4(a)(2)(ii) [ ]          Rule  12h-3(b)(2)(ii) [ ]
                                               Rule  15d-6           [ ]

Approximate  number of holders of record as of the certification or notice date:

175

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February  15,  2006           By: /s/ James  Po  Ho  Cheung
                                         -------------------------
                                         James  Po  Ho  Cheung


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